Exhibit 23.A

Board of Directors

Oxis International, Inc.

Portland, Oregon

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 18, 2005, on the financial statements of Oxis International, Inc. as of December 31, 2004 and the period then ended, and the inclusion of our name under the heading “Experts” in the Form SB-2/Amendment No. 3 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

May 24, 2005

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA

Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201

Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com